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                                                                     Exhibit 4.2


                                   AGREEMENT


between

Carl Zeiss SMT AG and its subsidiaries active in the field of cooperation (FoC) (`SMT') on the one hand

and

and ASML Holding N.V. and its subsidiaries active in the field of cooperation
(FoC) ("ASML") on the other hand


1.   DEFINITIONS

"FoC" as used herein refers to all optical lithography, where wafers, masks or other substrates are exposed by photons to generate the lithographic patterning thereon, using any kind of optics to project the pattern onto the substrate (in this respect also EUVL is using photons and hence is considered optical).

"Background" as used herein refers to the relevant Patents and intellectual property (`IP') originated prior to the date of this agreement.

"Foreground" as used herein refers to the relevant Patents and IP originated as of the date of this agreement.

"Optical Systems" for the definition of this agreement is meant to be optical projection systems consisting of a mask-illumination and mask-to-wafer projection system used in mask based lithography systems for manufacturing of semiconductors or other mask-based lithography applications with similar requirements.

"Lithography equipment" for the definition of this agreement is meant to be optical mask based lithography systems for manufacturing of semiconductors or other mask-based lithography applications with similar requirements.

The definitions on Optical Systems and Lithography equipment shall be refined in the new "Overall agreement", but shall in any case respect the current activities of both parties excluding all undertakings of ASMLO which are defined in section 7 "Exclusivity".

"Optical maskless" for the definition of this agreement is meant to be all optical lithography where wafers, masks, or other substrates are exposed by photons to generate the lithographic pattern thereon without using a mask but using direct-write methods, by using any kind of optics to project the pattern on the substrate.

"Patents" shall for the purpose hereof be considered to be patent applications and issued Patents resulting from activities by or for the respective party, irrespective of which legal entity owns the application or patent.

"ASMLO" shall mean the current legal entity ASML Optics LLC with its assets including the previous optical business units of SVG Inc.

2.   TRANSPARENCY

ASML's and SMT's Chief Financial Officers will continue to meet on a regular basis to exchange details on each parties quarterly financial statements and to review the common business situation.

At the Target Costing Stage which is set as finalisation of the "Global Spec", ASML and SMT will provide each other with the following but limited thereto breakdown on the cost of goods of their respective systems at the top SAP level.

         A) Optics: Labor, Material, Depreciation (applicable to SMT only)
         B) Mechanics: Labor, Material, Depreciation (applicable to ASML and
            SMT)
         C) Assembly: Labor, Material, Depreciation (applicable to ASML and SMT)

No details on hourly rates, cost center calculations or detailed routing sheets will be provided.


*** Indicates certain information omitted pursuant to a request for confidential treatment filed separately with the Securities and Exchange Commission.

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3.   PRICING AND MARGIN DETERMINATION

Pricing between ASML and SMT as defined section 6 paragraph 1 through 3 of the 1997 contract have not resulted in a satisfactory way of working. For this reason, with the signing of this agreement the pricing and margin determination shall be as follows.

3.1 Pricing for current volume series *** and ***

The following pricing shall apply as of October 10, 2003.

         A) *** per Optical system (projection optics & illumination system)
         B) *** per Optical system (projection optics & illumination system)

The pricing for the components projection optics and illumination systems of the *** and the *** shall be adjusted proportionately to the reduction in the Optical system price.

ASML and SMT commit to investigate joint cost reduction measures in order to realize ASML's price target of *** for the *** optical system. Both parties acknowledge that the primary success factor for this cost reduction program is the product specifications as set by ASML's R&D team.


3.2.Planning Phase for all future Optical Systems

For all future Optical Systems, starting with the *** optical system, the price for the Optical Systems is derived based on a discounted cash flow model over the jointly agreed upon product lifecycle excluding any terminal or residual values. In principle, the end of the product lifecycle including product improvement version (e.g. *** to ***) is determined as *** months after the shipment of first system of the succeeding product as defined in the then existing product roadmap. The price is calculated applying a discount rate set annually that reflects SMT's cost of capital giving, as a minimum, a net present value of "0" to SMT. The underlying volume scenarios will be jointly derived and agreed upon. In case the parties cannot agree on a common volume scenario, the SMT volume scenario shall apply. The DCF-model will include among standard components, the following elements

         A) Target Cost of Goods based on agreed upon product specifications
         B) ***
         C) Warranty Expectation and related Regulations

The DCF model will be completed with the determination of the "Global Spec". Changes to the product specifications that change the Cost of Goods will require a review of the determined system price. In case the price determination as per DCF model does lead to a planned cumulated operating margin for SMT according to US-GAAP for Optical systems above a bandwidth of *** versus ASML both parties will reduce cost (based on transparency per Section 2) and consequently the price to narrow the gap to the bandwidth. In case ASML has a planned cumulated operating margin according to US-GAAP above the bandwidth, the pricing for the optical system will be adjusted to the bandwidth. With every new product, as determined in the Product Policy Meeting, the two companies' senior management including the CFOs will review and approve the related business plan in a joint meeting within *** months after the Product Policy decision and review these business plans and changes thereto on a regular basis as part of a *** review.


3.3. Actual Margin Development

With the shipment of the first system of all future Optical systems starting with the ***,

         A) SMT bears the full risk but also the full opportunities associated with market-driven volume fluctuations.
         B) SMT fully absorbs positive and negative variances in the cost of goods of the Optical Systems, given unchanged product specifications as compared to the "Global Spec". Any Changes to the product specifications will likely change the cost of goods accordingly and may result in a change of the determined system price.

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         C) SMT will proportionally share price discounts and premiums as compared to the initial list price of the two companies products. ASML and SMT will implement within 4 weeks after the signing of this agreement appropriate processes for the sharing of discounts and premiums.

If the underlying volumes in the planning phase per section 3.2. have been determined according to SMT's scenario, and as soon as SMT did actually ship that volume, the pricing for the Optical System shall be Cost of Goods excluding depreciation plus ***. In case the resulting gross margin of the Optical system in question will be higher than ASML's gross margin on the Lithography equipment, the pricing for the Optical system shall be adjusted accordingly.

With the above pricing models in place, ASML will no longer claim actual "equal operating margins", and accepts that, as a result of the differences in ASML's and SMT's business model, differences in both companies' earnings may occur.


4.   *** AND WARRANTY

For current volume series, SMT will maintain the following ***

         A) *** maximum *** projection optics
         B) *** maximum *** projection optics

SMT will within *** after signing of this agreement be able to guarantee the availability of the above defined *** projection optics. In case ASML calls off the entire ***, the *** delivery period shall lapse until the *** quantities are re-established within ***. For all future Optical Systems, starting with the ***, the number of projection optics to be held by SMT in the *** will be determined with the definition of the optical system price per the DCF model.

Within 6 months after signing of this agreement, ASML and SMT agree to jointly define and install an integrated in-field service concept for Optical Systems including preventive maintenance in order to reduce the frequency of *** and maintain a *** reaction time on these ***.

SMT will provide a standard guarantee term of *** years on its Optical Systems, excluding prototypes (like e.g. 1150i) and consumables (like e.g. mixer rod and ***), with the details of the warranty regulations and the related sharing of lens refurbishment cost to be finalized in a separate agreement between ASML and SMT.


5.   CUSTOMER FUNDING

ASML is willing to channel-through customer advances on system sales on a proportional basis, as long as SMT accepts that customers view these payments as pre-financing but not as risk sharing.


6.   RISK SHARING OF CAPITAL EXPENDITURES

ASML will continue to fund SMT's annual capital expenditures according to the 1997 contract, that is 30% of the total amount relating to the particular products, excluding buildings. If these product-specific advanced payments are not fully amortized over the life of the product, the part of the investment that actually cannot be re-used will be forfeited. Amortization of these advanced payments will start with the shipment of the first Optical systems.


7.   EXCLUSIVITY

7.1 ASML/ASMLO

SMT will be the exclusive supplier of Optical systems to ASML for integration in Lithography equipment, except for the EUVL MET and similar projects mutually agreed upon in the future.

ASML is entitled to manufacture, and exploit optics other than in Optical systems. These ASML manufacturing activities will be executed exclusively through its affiliate ASMLO whose competencies are limited to optics. ASMLO will focus on *** and *** manufacturing technologies and will not be engaged in the manufacturing of

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products and components as determined in Section 2 and 3 of Appendix A to the
1997 contract that, at the time of this agreement, are part of SMT's product offering. Further, ASMLO will not be engaged in the development and manufacturing of Optical Systems. ASMLO shall be allowed to continue the activities in the field of Optical Systems in order to fulfill its obligations relating to SMT's purchase orders. Once the obligations per these purchase orders are fulfilled and SMT is not placing additional purchase orders, ASMLO will no longer be engaged in the field of Optical Systems


7.2 SMT

SMT will exclusively supply its Optical systems to ASML only.


8.   INTELLECTUAL PROPERTY

8.1 SMT grants ASML an non-exclusive, royalty free license on Background Patents for use in the field of "Lithography equipment" and an exclusive, royalty free license on Foreground Patents not exclusively related to "Lithography equipment" for use in the field of "Lithography equipment".
8.2 SMT will transfer to ASML ownership to any Foreground Patents exclusively related to "Lithography equipment". SMT will offer ASML to appropriately divide Patents that are not exclusively related to "Lithography equipment". However, securing the Patent defense power of SMT shall be the overriding principle in determining whether Patents should be divided.
8.3 SMT grants to ASMLO an exclusive royalty free license to all Foreground and Background Patents for use in optical maskless lithography for manufacturing of semiconductors or similar applications such as manufacturing of ***. In case ASML sells ASMLO to a third party, these exclusive licenses shall be converted to non-exclusive licenses.
8.4 The license agreement in section 8.1 through 8.3 above shall by no means restrict SMT's last call right and right of quotation, respectively for products and components as defined in Appendix A, section 2 and 3 of the 1997 contract.
8.5 ASML grants SMT an non-exclusive, royalty free license on Background Patents invented outside ASMLO for use in the field of "Optical Systems" and an exclusive, royalty free license on Foreground Patents invented outside ASMLO not exclusively related to "Optical Systems" for use in the field of "Optical Systems".
8.6 ASML will transfer to SMT ownership to any Foreground exclusively related to "Optical Systems" invented outside ASMLO. ASML will offer SMT to appropriately divide Patents that are not exclusively related to "Optical Systems". However, securing the Patent defense power of ASML shall be the overriding principle in determining whether Patents should be divided.
8.7 ASML grants SMT an exclusive, royalty free license on Background and Foreground Patents invented inside ASMLO for use by SMT in "Optical Systems". In case ASML sells ASMLO to a third party, these exclusive licenses shall be converted to non-exclusive licenses.
8.6 In case of legal disputes of ASMLO or SMT, the respective exclusive licenses as determined in section 8.1, 8.2, 8.3, 8.5, 8.6, 8.7 shall be converted to a non-exclusive license for the purpose of the settlement of such legal disputes only.
8.9 All licenses in section 8.1 through 8.3 and 8.5 through 8.7 shall be converted to non-exclusive licenses in case of the termination of the 1997 contract.
8.10 Background license regulations as per sections 8.1 and 8.5 shall not apply to the Patents defined in the 2000 EUVL contract.


9.   SMT'S CALL OPTION ON ASMLO

9.1 ASML will allow SMT to exercise the option to purchase ASMLO before 31 October 2008 at a price of equal to the fair market value of ASMLO, as determined by a third party independent appraiser, jointly appointed by ASML and SMT. As compensation for SMT's Patents contribution to ASMLO, SMT will be entitled to receive a discount equal to the net present value of the market conform royalties ASMLO would have paid for the Patents used in its business according to section 8.3 minus the net present value of the market conform royalties SMT would have paid for the Patents used in its business according to section 8.7. The gain is defined as fair market value, as defined by the third party appraiser, less the net asset value. However, the selling price will be at least equal to the net asset value plus intercompany financing. As of September 30, 2003, the net asset value of ASMLO was positive.

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9.2  If ASML sells all or parts of its equity interest in ASMLO or all or parts of ASMLO's assets to a third party before 31 October 2008, SMT will also be entitled to receive a payment equal to the discount as defined in sections
     9.1 and is allowed to exercise the call option prior of ASML proceeding with the sale (right of first refusal).

10.  MISCELLANEOUS

         A) In incidental cases, SMT will discuss a more deal-driven pricing on the *** and *** series. SMT will be involved at the earliest possible time if and when such a situation occurs.

         B) Both parties agree to split the risk of obsolescence of materials according to the following schedule

            -SMT to bear *** of the initial purchase price of the obsolete materials

            -ASML to bear *** of the initial purchase price of the obsolete materials

            Effective October 10, 2003 with every material order (phase I) placed with SMT, ASML will deposit *** of the order's face value with SMT within *** after placement of the material order. The inventory situation and related obsolescence shall be reviewed as part of the *** review meetings.

         C) In incidental cases, SMT will consider ASML's request for extension of the warranty term up to *** years for particular deals. SMT will be involved at the earliest possible time if and when such a situation occurs.

         D) ASML will provide SMT with a payment of *** as a solution to the obsolete inventory of *** resulting from the proposed *** order cancellation for illumination systems and will place a re-order for approximately *** before ***. The amount of *** will be invoiced before 09/30/2003.

         E) ASML extends the deposit of the remaining balance of the pre-financing for the *** and *** systems for an additional *** until ***. SMT will take the necessary actions to re-use the *** projection optics inventory.

         F) There will be a complete and open information exchange between SMT and ASML outside ASMLO.

         G) ASML will stop all *** illumination activities with respect to Optical Systems at ASMLO within *** after signing of this agreement.

         H) To the extent not modified above the 1997 and 2000 Agreements remains in force. The LoI as of May 2001, the Cooperation Agreement as of November 2001, and the ASML Services Agreement as of August 2002, become invalid with signing of this Agreement

         I) SMT will come up with a proposal for DOE's within 4 weeks after signing of this agreement. In case SMT does not meet the competitive requirements, the exclusivity with respect to this component shall disappear and ASML will refund SMT for all not recovered investments for this component. As SMT will from then on no longer be the supplier for this component, SMT shall no longer be liable for any quality issues in the Optical Systems arising from this component.

The parties will merge this agreement, the 1997 agreement and the 2000 agreement into a new Overall agreement before 31 March 2004.

Duesseldorf, October 24, 2003

ASML Holding N.V.                          Carl Zeiss SMT AG



/s/ Peter Wennink                          /s/ Dr. Hermann Gerlinger
------------------------------------       -----------------------------------
Peter Wennink                              Dr. Hermann Gerlinger
EVP and Chief Financial Officer            President and Chief Executive Officer

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/s/ Martin van den Brink                   /s/ Daniel Schoch
------------------------------------       -----------------------------------
Martin van den Brink                       Daniel Schoch
EVP Marketing and Technology               MoBM and Chief Financial Officer

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